FOR IMMEDIATE RELEASE

XFONE Reports Continued Strong Growth From Fiber Business

Lubbock, TX – May 17, 2011 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“Xfone” or “the Company”) announces results for the three months ended March 31, 2011. As a consequence of the Company’s sale of its UK and Israeli Divisions, the results from those subsidiaries are reflected as discontinued operations for all periods presented.

Revenue
Revenue from the Company’s Fiber-To-The-Premise (FTTP) business grew 33% to $2.9 million in the quarter ended March 31, 2011 as compared to approximately $2.2 million in the first quarter of 2010.  Sequentially, FTTP revenues increased 5% as compared to the fourth quarter of 2010. FTTP revenues represented 20.7% of total revenues for the first quarter of 2011 as compared to 15.2% of total revenues for the first quarter of 2010.

Consolidated revenues for the quarter ended March 31, 2011 were $14.3 million, a decrease of 2% compared to $14.6 million in the quarter ended March 31, 2010.  The revenue decline is related to anticipated attrition in the residential customers and wholesale business of Xfone’s legacy non-FTTP business and lower than expected sales of peripheral equipment.

Customer Expansion
The Company’s total number of FTTP customers as of March 31, 2011 was 6,024 compared to 4,250 FTTP customers as of March 31, 2010.

Xfone is in the process of constructing its PRIDE Network in northwestern Texas. This project is almost entirely financed by $63.7 million in funds from the Federal Broadband Stimulus Program, of which 44.2% is in the form of grants and 55.8% is in the form of low cost loans.

Xfone was also selected to receive an additional $36.2 million in Federal funding that will be used to further expand the PRIDE Network to communities in southern Louisiana, of which 49% is in the form of a grant and 51% is in the form of a low cost loan.

EBITDAS
EBITDAS (earnings before interest, taxes, depreciation, amortization and stock-based compensation) for the first quarter of 2011 was $2 million, a slight increase sequentially from the fourth quarter of 2010 and up 16.6% from the first quarter of 2010.  EBITDAS margin in the quarter ended March 31, 2011 was 14.1% compared to EBITDAS margin of 11.8% for the quarter ended March 31, 2010.

Net Income
The Company had a net loss from continued operations of $633,614 or $0.03 loss per diluted share, assuming 21,119,488 shares outstanding for the quarter ended March 31, 2011 compared to a net loss from continued operations of $604,361 or $0.032 loss per diluted share assuming 18,613,772 shares outstanding in the same prior year period.

Net financing expense was $1.5 million in the three months ended March 31, 2011 compared to $1.1 million in the three months ended March 31, 2010. The increase in financing expenses is primarily attributed to the effect of inflation in Israel.

Mr. Guy Nissenson, Xfone’s President and CEO, commented, “We are very pleased with the continued strong growth we are seeing from our fiber business, demonstrating steady increases in our customer base with FTTP revenue now accounting for more than 20% of overall revenues.  Our consolidated revenues for the quarter were affected by attrition in our legacy residential copper network, but to a lesser extent than we have seen in the past because fiber revenues continue to increase at a good pace.  In addition to improved gross margin and EBITDAS margins brought about by the continuing success of our FTTP business, we also reduced operating expenses by closely managing our cost structure.”

Average Revenue Per User (ARPU) for all of the Company’s fiber markets is approximately $360 per month for business customers and $91 per month for residential customers.

Click Here to View FTTP Trendline Charts      http://www.xfone.com/press_20110517_fttp_trendline.html

Levelland Market Progress

Levelland is an important market for Xfone because management believes that it provides a template for the larger, PRIDE network roll-out that commenced in 2010. Total revenues in Levelland grew 9.4% sequentially to $696,000 for the first quarter of 2011.

Outlook for PRIDE Network

As mentioned in previous company announcements, Xfone believes that its PRIDE Network is an important vehicle for the Company’s future growth.  The PRIDE Network is a large triple play broadband roll-out in Texas and Louisiana being funded by $99.9 million, comprised of a combination of grants and low cost loans under the Federal Stimulus Act.  Xfone commenced building the network in 2010 and is making progress toward meeting its construction timeline.

The Levelland network was the Company’s first FTTP federally funded project.  The PRIDE Network is expected to be 18 times the size of Levelland for business customers and 5 times its size in terms of residential customers.  Based on current Levelland ARPU, PRIDE Network’s total market potential is approximately 7.5 times the size of Levelland.

In order to provide a better understanding of the potential growth and profitability profile of the PRIDE Network roll-out over the next three years, the below table applies the Levelland project’s current metrics to the PRIDE Network projects.  The table assumes Levelland’s fourth quarter 2010 billed and provisioned customer penetration of approximately 40% and assumes no additional sales growth beyond that.  The figures in the table also assume Levelland’s ARPU, straight line growth and are based on the current build-out schedule of PRIDE Network.  These should not be viewed as projections, but as an analysis to help investors better understand what will happen if PRIDE Network achieves the same success rate at up to the same fourth quarter 2010 penetration rate as Levelland.

Year	Potential RUS Funded Projects contribution to Revenues Based On Levelland Metrics	RUS Funded Projects potential contribution to EBITDAS Assuming Targeted 40-50% EBITDAS Margins
2011	$4.5M	$1.8M - $2.25M
2012	$16.0M	$6.4M - $8.0M
2013	$25.0M	$10.0M - $12.5M

Xfone expects to complete the PRIDE network build-out by the end of 2012, with the first major communities completed during the second quarter of 2011.

It is important to note that the above table does not include the financial contribution from Xfone’s legacy copper business as well as Lubbock, TX FTTP revenues which, on a combined basis, accounted for a majority of Xfone’s revenue and EBITDAS in fiscal 2010.

Mr. Nissenson continued, “Subsequent to the close of the quarter, Xfone received definitive orders from two major wireless providers for the use of a PRIDE Network fiber optic connection from cell towers to core switching centers in select markets.  Our state-of-the-art fiber capacity enables these carriers to provide faster broadband services to their mobile phone customers in areas they could not previously service.  We believe that the ability to provide fiber optic back-haul services is an exciting opportunity because it allows us to maximize margins by further utilizing our network facilities in alternative ways that are not only good for our Company but also for the rural communities we service.

“We are looking forward to bringing our first PRIDE Network customers online in the next few weeks, and following the Levelland model, we anticipate that the PRIDE Network will begin to generate a meaningful revenue stream by the end of this year.  We are excited about the opportunities ahead for our Company and confident in our execution capabilities to bring state of the art broadband to our new markets,” Mr. Nissenson concluded.

Conference Call:

The Company will host a conference call today, May 17, 2011 at 10:00 a.m. Eastern Time to discuss its financial results. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-8035.  International callers may access the call by dialing 1-201-689-8035.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 286 and conference number 372716.

To access the live webcast, log onto the Xfone website at http://www.xfone.com. The webcast can also be accessed at http://www.InvestorCalendar.com.  An online replay will be available shortly after the call.

About XFONE, Inc.

Xfone is a provider of high speed broadband services, including Internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  Xfone's Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the company's website, please visit: www.xfone.com.

In addition to disclosing financial measures prepared in accordance with Accounting Principles Generally Accepted in the US (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDAS (non-GAAP earnings before interest, taxes, depreciation, amortization and stock-based compensation, other expenses and non-recurring loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDAS. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. First, Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDAS and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDAS.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." XFONE's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com

Xfone, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2011	2010
Revenues
Services on Fiber-To-The-Premise network	$2,945,400	$2,216,616
Leased local loop services and other	11,311,818	12,340,822

Total Revenues	14,257,218	14,557,438

Expenses
Cost of services (excluding depreciation and amortization shown below)	7,011,475	7,168,347
Selling, general and administrative	5,317,448	6,059,622
Depreciation and amortization	1,169,282	1,016,088
Financing expenses, net	1,524,430	1,094,726
Other expenses	146,732	145,245

Total Expenses	15,169,367	15,484,028

Loss from continued operations before taxes and non-controlling interest	(912,149)	(926,590)

Income tax benefit (expense)	278,535	322,229

Net loss from continued operations	(633,614)	(604,361)

Loss from discontinued operations in the United Kingdom and Israel, before taxes	-	(259,663)

Income tax expense on discontinued operations in the United Kingdom and Israel	-	(93,094)

Net loss	(633,614)	(957,118)

Less: Net loss attributed to non-controlling interest (related to discontinued operations)	-	(97,139)

Net loss attributed to shareholders	$(633,614)	$(1,054,257)

Basic and diluted income (loss) per share:
Loss from continued operations	$(0.030)	$(0.032)
Income (loss) from discontinued operations	-	(0.024)
Basic and diluted loss per share	$(0.030)	$(0.056)

Basic and diluted weighted average number of shares outstanding:	21,119,488	18,613,772

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Condensed Consolidated
Statements of Operations for Xfone, Inc.

	Three Months Ended
	March 31,
	2011	2010

Net income (loss) attributed to shareholders	$(633,614)	$(1,054,257)

Depreciation and amortization	1,169,282	1,016,088
Compensation in connection with the issuance of warrants and options	82,996	395,415
Financing expense (income), net	1,524,430	1,094,726
Other expenses	146,732	145,245
Net income attributed to non-controlling interest	-	97,139
Income tax benefit	(278,535)	(322,229)
Loss (income) from discontinued operations, after taxes	-	352,757

EBITDAS	$2,011,291	$1,724,884